Exhibit 99.1

Investor Relations Contact:
Chip Wochomurka
(615) 614-4493
chip.wochomurka@healthways.com

HEALTHWAYS REPORTS THIRD-QUARTER 2015 FINANCIAL RESULTS
———————————
Announces Restructuring Plan to Decentralize Operations and Rationalize Cost Structure
———————————
Affirms Guidance for 2015 Adjusted Net Income per Diluted Share

NASHVILLE, Tenn. (October 29, 2015) – Healthways (NASDAQ: HWAY) today announced financial results for the third quarter and nine months ended September 30, 2015, and a reorganization and cost rationalization plan designed to increase efficiency and improve performance.

Third-Quarter 2015 Financial Highlights

•	Revenues of $196.4 million, up 5.8% from $185.7 million for the third quarter of 2014;
•	Net loss of $9.0 million, or $0.25 per share, compared with net income of $2.0 million, or $0.05 per diluted share, for the third quarter last year; and
•
Adjusted net income per diluted share of $0.14 compared with $0.08 for the third quarter of 2014. The adjusted results for the third quarter of 2015 exclude $1.8 million of restructuring charges, $1.8 million of non-cash interest expense, and $19.6 million in aggregate for an impairment of a joint venture investment and a related loss on the remaining investment commitment ("JV losses"). The adjusted results for the third quarter of last year exclude $1.7 million of non-cash interest expense.

HEALTHWAYS, INC.
Financial Highlights
(In millions, except per-share data)
See page 11 for a reconciliation of non-GAAP financial measures

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015		2014		2015		2014

Revenue	$196.4		$185.7		$584.3		$543.0
Net income (loss)	(9.0)		2.0		(11.5)		(8.1)

Net income (loss) per share, GAAP basis	$(0.25)[2]		$0.05	[1]	$(0.32)[2]		$(0.23)[2]
Non-cash interest expense per share	0.03	[2]	0.03	[1]	0.09	[2]	0.09	[2]
Restructuring charges per share	0.03	[2]	—		0.03	[2]	—
JV losses per share	0.33	[2]	—		0.33	[2]	—
CEO transition-related expenses per share	—		—		0.08	[2]	—
Contract dispute settlement charge per share	—		—		—		0.17	[2]
Adjusted net income per share[3]	$0.14	[1]	$0.08	[1]	$0.20	[1]	$0.03	[1]

1 Diluted
2 Basic
3 Figures may not add due to rounding and use of basic or diluted shares in calculation
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HWAY Reports Third-Quarter Results

October 29, 2015

Alfred Lumsdaine, Chief Financial and Administrative Officer of Healthways, commented, "Our operational results for the third quarter were consistent with our expectations. As was the case with our second-quarter results, the early recognition of performance-based revenues positively impacted our third-quarter revenues and earnings. For the third quarter, we recognized $3.6 million in performance-based revenues that we previously expected to realize in the fourth quarter of 2015. Cash flow from operations was $9.8 million for the third quarter, while capital expenditures were $9.1 million."

Reorganization and Cost Rationalization Plan

Healthways also announced today a structural reorganization, moving from an organization focused on five customer end-markets to a structure that will be centered on two primary businesses – Population Health Services and Network Solutions.  In addition to the reorganization, the Company intends to improve efficiency through the implementation of a plan to rationalize costs, primarily within the Population Health Services business unit.  This reorganization and cost rationalization plan (the "Plan") is the result of a comprehensive review of the Company's operations and cost structure that began in June, led by Mr. Lumsdaine with support and oversight from the Board of Directors and the assistance of Alvarez & Marsal, a leading professional consulting firm.

"The new decentralized operational structure is designed to deliver greater value to our customers," said Healthways President and Chief Executive Officer, Donato Tramuto. "The Population Health Services business unit will deliver interventions directly to members of sponsored populations. These interventions are designed to improve people's health and well-being, drive improved performance and lower health-related costs by keeping healthy people healthy, eliminating or reducing lifestyle risks that lead to disease, and optimizing care for people with persistent conditions or chronic disease. The Network Solutions business unit will manage our interventions, like our SilverSneakers® Fitness program, that are delivered through the networks that we organize." Mr. Tramuto added, "We expect our cost rationalization efforts within the Population Health Services business unit to enhance our efficiency and cost effectiveness, while sharpening our focus on our core capabilities."

The reorganization is expected to be largely complete early in 2016. As part of the reorganization, the Company's international operations will become part of the Population Health Services business unit. As a result of the elimination of his role, Peter Choueiri, President of International, will depart Healthways. In addition, the Company has entered into a definitive agreement to sell its Navvis subsidiary to Mike Farris, the Company's Chief Commercial Officer, effective on November 1, 2015. Mr. Farris is expected to step down as part of the sale, approximately two months earlier than the expiration of his employment agreement.

The Company expects to implement the cost rationalization portion of the Plan in two work streams to be complete in 2016. One work stream will focus on the Company's business technology architecture and the second work stream will focus on the cost effective deployment of human capital and optimization of our facilities infrastructure.

"The changes coming from the Plan are designed to improve the support and satisfaction of our current and future customers by refocusing and reinvigorating the entire Company," said Mr. Tramuto. "Our new structure will empower our two business units to deepen customer relationships and deliver improved performance with a strong focus on results and accountability.  We also expect these changes to provide more growth opportunities for our tremendously skilled employees and drive greater long-term value for our stockholders.

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HWAY Reports Third-Quarter Results

October 29, 2015

"I want to express my gratitude and that of our entire Board to Alfred Lumsdaine for his leadership of the Company during this time and specifically his collaboration in spearheading the development of the Plan. We are looking forward to Alfred's continued leadership in his expanded role. Additionally, we are excited to have Sid Stolz join the team, as President, Network Solutions (see biographical information below).  His decision to come to Healthways is but one example of our intent to recruit and retain the industry's best talent."

Healthways expects to incur a total of approximately $20 million to $25 million in restructuring charges related to the Plan. A majority of the charges are expected to be incurred in the fourth quarter of 2015. This Plan is designed to create significant cost savings beginning in 2016, with total annualized savings of approximately $35 million to $45 million anticipated in 2017.

"Although the actions announced today are of a structural and cost rationalization nature, we are not yet complete with our strategic efforts," added Mr. Tramuto. "Moving forward past this initial work, which might best be described as a turnaround situation as it relates to our Population Health Services business, we will invest in opportunities within and outside the Company that we believe will grow the business, provide acceptable returns, position us as number one or two in our markets, and produce improved stockholder value."

In connection with the Plan, Healthways has also completed an amendment to its existing credit facility. Under the terms of the amendment, a combined total of $27.5 million of cash restructuring costs that fit the GAAP definition of restructuring and additional cash advisory services costs will be excluded from the covenant calculations for total debt to EBITDA and the fixed charge coverage. As calculated under the amended credit facility, the Company's ratio of total debt to EBITDA was 2.8 at the end of the third quarter.

During the third quarter, as a product of the ongoing review of the Company's operations following changes in its executive leadership team, the Company observed indicators that its investment in a joint venture with Gallup might be impaired. "We recently completed updated projections for the survey instruments created by the joint venture," said Mr. Lumsdaine. "While these instruments are an important part of our solutions and we expect our deployment of them to continue to grow, we performed a fair value assessment based on our updated projections and concluded that our existing investment in the joint venture was impaired.  In addition, we determined that there was a loss on the remaining committed investment in the joint venture.  These non-cash charges for JV losses totaled $19.6 million and were recorded in our third-quarter results."

2015 Financial Guidance

Healthways today has adjusted its revenue guidance for 2015 to reflect both the expected sale of Navvis and the previously announced amended ten-year contract with The Hawai'i Medical Service Association (HMSA). While the movement of approximately 220 Healthways staff to HMSA under the amended agreement will result in lower contract revenues, the contract profit contribution is expected to be largely unchanged. As a result, guidance for 2015 revenues is now in a range of $760 million to $770 million compared with the previous range of $770 million to $785 million.  The Company affirms its financial guidance for 2015 adjusted net income per diluted share in a range of $0.07 to $0.15, which excludes non-cash interest, restructuring charges, JV losses, and CEO transition-related expenses.

Given the current uncertainty of the specific timing and amounts of certain expenses associated with the Plan, the Company is not providing updated guidance for 2015 EBITDA margin and operating cash flow. Healthways' guidance for adjusted EBITDA margin for 2015 is in a range of 8.0% to 8.5%, which excludes restructuring charges and JV losses. For 2015, the Company continues to expect that total capital expenditures will be in a range of $37 million to $42 million. The Company also expects that it will remain in compliance with all covenants under its credit facility.

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HWAY Reports Third-Quarter Results

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Sid Stolz, President, Network Solutions, Biographical Information

Sid Stolz joined Healthways effective October 27, 2015, as President, Network Solutions.

He comes to Healthways from his previous role as President of ChipRewards, Inc., where he has served since 2012. ChipRewards is a leading health care solutions company that motivates individuals to make healthy choices through integrating a behavioral science foundation with a proprietary rewards processing system to maximize member participation and engagement.  He has been in the health care industry his entire career of more than 25 years, holding leadership positions at several industry-leading companies, including Towers Watson, United Health Group and CVS/Caremark. Mr. Stolz earned a Bachelor of Arts in Economics from Bethany College in Lindsborg, Kansas, and a Masters of Business Administration from The University of Texas at Austin.

Consistent with the Company's philosophy of aligning the interests of its management with those of its stockholders, the Company has granted Mr. Stolz an award of 68,531 restricted stock units that vest in three equal annual installments beginning on the first anniversary of the grant date and an award of market stock units (MSUs) that vest on the third anniversary of the grant date.  Pursuant to the terms of the MSUs, Mr. Stolz will be entitled to receive 101,330 shares upon achievement of a 3-year annualized total shareholder return target and may receive up to a maximum of 182,394 shares if the target is exceeded. These awards were issued to Mr. Stolz outside of the Company's 2014 Stock Incentive Plan as inducement awards in accordance with NASDAQ Stock Market Rule 5635(c)(4).

Conference Call

Healthways will hold a conference call to discuss this release today at 5:00 p.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.healthways.com and clicking Investors at least 15 minutes early to register, download and install any necessary audio software. Presentation materials related to the conference call may also be accessed by going to www.healthways.com and clicking Investors. For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at 719-457-0820, code 833109, and the replay will also be available on the Company's web site for the next 12 months.

Safe Harbor Provisions

This press release contains forward-looking statements, including our guidance and financial expectations for future periods, which are based upon current expectations, involve a number of risks and uncertainties and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company, including, without limitation, all statements regarding the Company's future earnings and results of operations. Those forward-looking statements are subject to the finalization of the Company's quarterly financial accounting procedures and may be affected by certain risks and uncertainties, including, but not limited to:
•	the Company's ability to estimate the costs associated with, and to implement and realize the anticipated benefits of, the reorganization and cost rationalization plan;

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HWAY Reports Third-Quarter Results

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•	the effectiveness of management's strategies and decisions;
•	the Company's ability to sign and implement new contracts for our solutions;
•	the Company's ability to accurately forecast the costs required to successfully implement new contracts;
•	the Company's ability to accurately forecast the costs necessary to integrate new or acquired businesses, services (including outsourced services) or technologies into the Company's business;
•
the Company's ability to achieve estimated annualized revenue in backlog in the manner and within the timeframe we expect, which is based on certain estimates regarding the implementation of our services;

•	the Company's ability to anticipate change and respond to emerging trends in the domestic and international markets for healthcare and the impact of the same on demand for the Company's services;
•
the Company's ability to implement its integrated data and technology solutions platform within the required time frame and expected cost estimates and to develop and enhance this platform and/or other technologies to meet evolving customer and market needs;

•
the Company's ability to renew and/or maintain contracts with its customers under existing terms or restructure these contracts on terms that would not have a material negative impact on the Company's results of operations;

•
the Company's ability to accurately forecast the Company's revenues, margins, earnings and net income, as well as any potential charges that the Company may incur as a result of changes in its business and leadership;

•	the Company's ability to accurately forecast performance and the timing of revenue recognition under the terms of its customer contracts ahead of data collection and reconciliation;
•	the Company's ability to accurately forecast enrollment and participation rates in services and programs offered within the Company's contracts;
•	the risks associated with deriving a significant concentration of revenues from a limited number of customers;
•	the risks associated with foreign currency exchange rate fluctuations;
•	the ability of the Company's customers to provide timely and accurate data that is essential to the operation and measurement of the Company's performance;
•
the Company's ability to achieve the contractually required cost savings and clinical outcomes improvements and reach mutual agreement with customers with respect to cost savings, or to achieve such savings and improvements within the time frames it contemplates;

•	the risks associated with changes in macroeconomic conditions;
•
the risks associated with data privacy or security breaches, computer hacking, network penetration and other illegal intrusions of our information systems or those of third-party vendors or other service providers, which may result in unauthorized access by third parties to customer, employee or Company information or patient health information and lead to enforcement actions, fines and other litigation against the Company;

•	the Company's ability to effectively compete against other entities, whose financial, research, staff, and marketing resources may exceed our resources;
•	the Company's ability to service its debt and remain in compliance with its debt covenants;
•	counterparty risk associated with our interest rate swap agreements and foreign currency exchanged contracts;
•	the impact of litigation involving the Company and/or its subsidiaries;

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•
the impact of future state, federal and international legislation and regulations applicable to the Company's business, including the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 on the Company's operations and/or demand for its services; and

•	other risks detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and other filings with the Securities and Exchange Commission.

The Company undertakes no obligation to update or revise any such forward-looking statements.

About Healthways

Healthways is the largest independent global provider of well-being improvement solutions. Dedicated to creating a healthier world one person at a time, the Company uses the science of behavior change to produce and measure positive change in well-being for our customers, which include employers, integrated health systems, hospitals, physicians, health plans, communities and government entities.  We provide highly specific and personalized support for each individual and their team of experts to optimize each participant's health and productivity and to reduce health-related costs. Results are achieved by addressing longitudinal health risks and care needs of everyone in a given population. The Company has scaled its proprietary technology infrastructure and delivery capabilities developed over 30 years and now serves approximately 68 million people on four continents. Learn more at www.healthways.com.

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HWAY Reports Third-Quarter Results

October 29, 2015

HEALTHWAYS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(In thousands, except earnings (loss) per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenues	$196,382	$185,656	$584,317	$543,047
Cost of services (exclusive of depreciation and amortization of $9,864, $9,392, $29,205, and $28,368, respectively, included below)	159,053	148,950	479,147	443,574
Selling, general & administrative expenses	14,467	15,756	51,644	49,086
Depreciation and amortization	12,238	13,378	37,099	40,250
Restructuring and related charges	1,752	—	1,752	—
Legal settlement charges	—	—	—	9,363

Operating income	8,872	7,572	14,675	774
Interest expense	4,433	4,574	13,485	13,472
Equity in loss from joint ventures	(19,602)	—	(20,443)	—

Income (loss) before income taxes	(15,163)	2,998	(19,253)	(12,698)
Income tax expense (benefit)	(6,020)	1,025	(7,313)	(4,559)

Net income (loss)	$(9,143)	$1,973	$(11,940)	$(8,139)
Less: net loss attributable to non-controlling interest	(117)	—	(420)	—
Net income (loss) attributable to Healthways, Inc.	$(9,026)	$1,973	$(11,520)	$(8,139)

Earnings (loss) per share attributable to Healthways, Inc.:
Basic	$(0.25)	$0.06	$(0.32)	$(0.23)

Diluted (1)	$(0.25)	$0.05	$(0.32)	$(0.23)

Comprehensive income (loss)	$(10,442)	$849	$(14,494)	$(8,853)
Less: comprehensive loss attributable to non-controlling interest	(284)	—	(582)	—
Comprehensive income (loss) attributable to Healthways, Inc.	$(10,158)	$849	$(13,912)	$(8,853)

Weighted average common shares
and equivalents:
Basic	35,939	35,351	35,756	35,263
Diluted (1)	35,939	36,477	35,756	35,263

(1)The impact of potentially dilutive securities for the three and nine months ended September 30, 2015 and the nine months ended September 30, 2014 was not considered because the effect would be anti-dilutive in each of those periods.

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HWAY Reports Third-Quarter Results

October 29, 2015

HEALTHWAYS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

ASSETS

	September 30,	December 31,
	2015	2014
Current assets:
Cash and cash equivalents	$1,765	$1,765
Accounts receivable, net	123,926	126,559
Prepaid expenses	10,657	10,680
Other current assets	6,386	7,662
Income taxes receivable	1,529	2,917
Deferred tax asset	7,148	13,118
Total current assets	151,411	162,701

Property and equipment:
Leasehold improvements	39,020	39,285
Computer equipment and related software	356,595	316,808
Furniture and office equipment	23,214	23,257
Capital projects in process	24,905	38,389
	443,734	417,739
Less accumulated depreciation	(282,511)	(252,043)
	161,223	165,696

Other assets	26,231	75,550
Intangible assets, net	64,762	69,161
Goodwill, net	338,800	338,800

Total assets	$742,427	$811,908

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HWAY Reports Third-Quarter Results

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HEALTHWAYS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

LIABILITIES AND STOCKHOLDERS' EQUITY

	September 30,	December 31,
	2015	2014
Current liabilities:
Accounts payable	$37,951	$37,204
Accrued salaries and benefits	19,174	24,198
Accrued liabilities	54,819	62,674
Deferred revenue	7,984	8,282
Contract billings in excess of earned revenue	15,172	15,232
Current portion of long-term debt	23,622	20,613
Current portion of long-term liabilities	3,390	2,127
Total current liabilities	162,112	170,330

Long-term debt	228,277	231,112
Long-term deferred tax liability	19,291	32,883
Other long-term liabilities	36,661	72,993

Stockholders' equity:
Preferred stock
$.001 par value, 5,000,000 shares
authorized, none outstanding	—	—
Common stock
$.001 par value, 120,000,000 shares authorized,
36,022,426 and 35,511,221 shares outstanding, respectively	36	35
Additional paid-in capital	298,969	292,346
Retained earnings	29,086	42,439
Treasury stock, at cost, 2,254,953 shares in treasury	(28,182)	(28,182)
Accumulated other comprehensive loss	(4,440)	(2,048)
Total Healthways, Inc. stockholders' equity	295,469	304,590
Non-controlling interest	617	—
Total stockholders' equity	296,086	304,590

Total liabilities and stockholders' equity	$742,427	$811,908

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HWAY Reports Third-Quarter Results

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HEALTHWAYS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)
	Nine Months Ended
	September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(11,940)	$(8,139)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Depreciation and amortization	37,099	40,250
Amortization of deferred loan costs	1,481	1,390
Amortization of debt discount	5,308	5,018
Share-based employee compensation expense	7,539	5,867
Equity in loss from joint ventures	20,443	—
Deferred income taxes	(8,046)	(6,464)
Excess tax benefits from share-based payment arrangements	—	(340)
Decrease (increase) in accounts receivable, net	1,828	(25,482)
Decrease in other current assets	558	1,867
Increase (decrease) in accounts payable	1,281	(7,591)
Decrease in accrued salaries and benefits	(6,518)	(3,404)
(Decrease) increase in other current liabilities	(7,216)	20,561
Other	(2,990)	8,786
Net cash flows provided by operating activities	38,827	32,319

Cash flows from investing activities:
Acquisition of property and equipment	(26,390)	(31,927)
Investment in joint ventures	(6,075)	(5,425)
Other	(851)	(893)
Net cash flows used in investing activities	(33,316)	(38,245)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	461,456	350,750
Payments of long-term debt	(468,334)	(357,962)
Deferred loan costs	—	(88)
Excess tax benefits from share-based payment arrangements	—	340
Exercise of stock options	2,464	1,498
Repurchase of common stock	(1,833)	—
Proceeds from non-controlling interest	1,615	—
Change in cash overdraft and other	1,005	11,221
Net cash flows (used in) provided by financing activities	(3,627)	5,759

Effect of exchange rate changes on cash	(1,884)	(709)

Net increase (decrease) in cash and cash equivalents	—	(876)

Cash and cash equivalents, beginning of period	1,765	2,584

Cash and cash equivalents, end of period	$1,765	$1,708
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HWAY Reports Third-Quarter Results

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HEALTHWAYS, INC.
RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(Unaudited)

Reconciliation of Adjusted Net Income Per Share Attributable to Healthways, Inc. ("Adjusted EPS") to Net Income (Loss) Per Share Attributable to Healthways, Inc., GAAP Basis ("EPS")

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted EPS (1)	$0.14	$0.08	$0.20	$0.03
EPS (loss) attributable to non-cash interest charges (2)	(0.03)	(0.03)	(0.09)	(0.09)
EPS (loss) attributable to restructuring charges (3)	(0.03)	—	(0.03)	—
EPS (loss) attributable to impairment charge and loss on remaining investment commitment (4)	(0.33)	—	(0.33)	—
EPS (loss) attributable to CEO transition-related expenses (5)	—	—	(0.08)	—
EPS (loss) attributable to legal settlement charges (6)	—	—	—	(0.17)
EPS (loss), GAAP basis (7)	$(0.25)	$0.05	$(0.32)	$(0.23)

(1) Adjusted EPS is a non-GAAP financial measure.  The Company excludes EPS (loss) attributable to non-cash interest charges, restructuring charges, impairment charge and related loss, CEO transition-related expenses, and legal settlement charges from this measure because of its comparability to the Company's historical operating results.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider Adjusted EPS in isolation or as a substitute for EPS (loss) attributable to Healthways, Inc. determined in accordance with accounting principles generally accepted in the United States.

(2) EPS (loss) attributable to non-cash interest charges consists of pre-tax charges of $1,814,000 and $1,714,000 for the three months ended September 30, 2015 and 2014, respectively, and $5,308,000 and $5,017,000 for the nine months ended September 30, 2015 and 2014, respectively,  associated with amortization of a debt discount. The tax rate applied to these non-cash interest charges was 39.55%, which represented the combined estimated U.S. federal and state statutory tax rate.

(3) EPS (loss) attributable to restructuring charges consists of pre-tax charges of $1,752,000 for the three and nine months ended September 30, 2015 associated with a Company reorganization and rationalization plan.  The tax rate applied to these restructuring charges was 39.55%, which represented the combined estimated U.S. federal and state statutory tax rate.

(4) EPS (loss) attributable to impairment charge and loss on remaining investment commitment consists of pre-tax charges of $19,550,000 for an impairment of an investment in a joint venture with Gallup and a loss on the remaining investment commitment.  The tax rate applied to these losses was 39.55%, which represented the combined estimated U.S. federal and state statutory tax rate.

(5) EPS (loss) attributable to CEO transition-related expenses consists of pre-tax charges of $4,467,000 for the three and nine months ended September 30, 2015 associated with the termination in May 2015 of our former President and Chief Executive Officer.  The tax rate applied to these CEO transition-related expenses was 39.55%, which represented the combined estimated U.S. federal and state statutory tax rate.

(6) EPS (loss) attributable to legal settlement charges consists of pre-tax charges of $9,363,000 for the nine months ended September 30, 2014 related to the Company's settlement of a contractual dispute recorded in the first quarter of 2014. These charges were recorded at a tax rate of 35.52%, which represented the estimated annualized effective tax rate for domestic operations at the time the charge was recorded.

(7) Figures may not add due to rounding.
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